Exhibit 3.20

THIRD

AMENDED AND RESTATED

AGREEMENT OF GENERAL PARTNERSHIP

Dated: January 1, 1999

THIS THIRD AMENDED AND RESTATED AGREEMENT OF GENERAL PARTNERSHIP (this “Agreement”) is dated effective as of January 1, 1999 and is executed by and between SSP HOLDINGS LIMITED PARTNERSHIP, a Texas limited partnership (herein referred to as “SSP Holdings”) and SSP SERVICES L. P. (“SSP SERVICES”).

WHEREAS, in 1995, SSP Holdings and Circle K South Limited Partnership, a Texas limited partnership (“Circle K, L.P.”) previously associated themselves in the formation of the Partnership (the “Partnership”) pursuant to the Texas Act; and

WHEREAS, the Partnership has engaged and continues to engage in the business of acquiring, operating and maintaining certain business and convenience stores; and

WHEREAS, the Second Amended and Restated Agreement of General Partnership dated November 26, 1996 between Circle K, L.P., SSP Holdings, SSP Services and SSP Investments, L.P., a Texas limited partnership (“SSP Investments”) provided that Circle K, L.P. withdrew from the Partnership and redeemed its partnership interest and that SSP Services and SSP Investments became Partners; and

WHEREAS, with consent of the Partners, Susser Holdings L.L.C. contributed its interest in SSP Investments to SSP Holdings, terminating SSP Investments and liquidating its only asset (1% interest in SSP Partners) into SSP Holdings; and .

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1	Formation

The Partners have entered into this Agreement in order to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Texas Act.

1.2	Name

The name of the Partnership shall be SSP Partners. The Partners may change the name of the Partnership or adopt such trade or fictitious names as they may determine to be appropriate.

1.3	Certificate Requirements

The Partners hereby agree to execute and deliver all certificates (including, without limitation, the assumed name certificate required by the Assumed Business or Professional Name Act of the State of Texas), amended certificates or other documents and to accomplish all filings, publishings, recordings and other acts as may be necessary to comply with the requirements of law for the formation, continuation and operation of a general partnership under the laws of the State of Texas and any other jurisdiction where the Partnership shall conduct, or propose to conduct, business in accordance with this Agreement. Prior to conducting business in any jurisdiction, the Partnership shall, to the extent required by the laws of such jurisdiction, cause the Partnership to qualify to conduct business as a foreign partnership in such jurisdiction.

1.4	Nature of Partnership Interest

The Partnership Interest of each Partner shall be personal property for all purposes.

ARTICLE II

CERTAIN DEFERRED TERMS

As used in this Agreement, the following terms have the respective meanings assigned or referred to below:

“Affiliate” shall mean (a) with respect to any Partner, any Person that, directly or indirectly, (i) owns 10% or more of the outstanding voting securities of such Partner or (ii) controls or is controlled by or is under common control with such Partner and (b) with respect to any individual (including, without limitation, the President), any Person that is a relative (within the third degree of consanguinity) or spouse of such individual or is a relative (within the third degree of consanguinity) of such spouse or is a ward, guardian, employer or employee of such individual or such spouse or is a trust or estate in which such individual owns a 5% or greater beneficial interest or of which such individual serves as trustee, executor or in any similar capacity. As used in the preceding sentence, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Partner referred to, whether through ownership of voting securities, by contract or otherwise, and the terms, “controlled” and “controls” shall have meanings correlative to the foregoing.

“Agreed Value” shall mean, with respect to any property contributed to the Partnership, the fair market value of such property at the time of its contribution to the Partnership as agreed to in writing by the Partners.

“Allocable Share” shall, with respect to each Partner, mean 99.99%—SSP Holdings and ..01%—SSP Services.

“Assets” shall have the meaning specified in the Contribution Agreement.

“Assumed Obligations” shall have the meaning specified in the Contribution Agreement.

“Available Cash” shall have the meaning specified in Section 9.2.3.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute thereto.

“Capital Account” shall mean the capital account maintained for a Partner pursuant to Section 8.3 hereof.

“Cash Flow Shortfall” shall have the meaning specified in Section 9.2.3.

“Carrying Value” shall mean (a) with respect to any Partnership asset other than a Contributed Property, the adjusted basis of such property for federal income tax purposes as of the time of determination, and (b) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all book depreciation and book cost recovery deductions charged to the Partners’ Capital Accounts pursuant to Section 8.3 hereof with respect to such property as of the time of determination.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contributed Assets” shall mean those Assets that are transferred to the Partnership pursuant to the Contribution Agreement.

“Contributed Property” shall mean any property contributed to the Partnership by a Partner with an Agreed Value that differs from its adjusted tax basis.

“Contribution Agreement” shall mean the Contribution Agreement effective as of May 1, 1995 by and among Circle K Stores, Inc., Circle K Properties, Inc., CKST Corporation, Circle K Arizona Limited Partner, Inc., SSP Holdings, Southguard Corporation, and the Partnership.

“Defaulting Partner” shall have the meaning specified in Section 12.1.

“Event of Default” shall have the meaning specified in Section 12.1.

“Indemnitee” shall have the meaning specified in Section 7.3.2.

“Liquidating Trustee” shall have the meaning specified in Section 12.3(b).

“Managing Partner” shall mean SSP Holdings or any successor managing partner hereto.

“Net Income and Net Losses” shall have the meaning specified in Section 8.4.

“Non-Defaulting Partner” shall have the meaning specified in Section 12.1.

“Partners” means SSP Holdings and SSP Services.

“Partner Loan” shall have the meaning specified in Article X.

“Partner Nonrecourse Debt” shall have the meaning specified in Section 8.4.

“Partner Nonrecourse Deduction” shall have the meaning specified in Section 8.4.

“Partner Nonrecourse Minimum Gain” shall have the meaning specified in Section 8.4.

“Partnership Interest” shall mean, with respect to each Partner, the entire interest of such Partner in the Partnership.

“Percentage Interest” of the Partners: SSP Holdings - 99.99% and SSP Services - .01%.

“Permitted Transferee” shall have the meaning specified in Section 11.1.

“Person” shall mean an individual, estate, corporation, partnership, joint venture, trust, unincorporated organization, association or other entity.

“SSP Holdings” shall have the meaning specified in the opening paragraph hereof.

“SSP Investments” shall have the meaning specified in Section 1.1 hereof.

“SSP Services” shall have the meaning specified in the opening paragraph hereof.

“Subsidiary” shall mean any corporation, partnership or other entity that is controlled by the Partnership.

“Texas Act” shall mean the Texas Revised Partnership Act, Art. 6132b 1.01 et seq. of the Texas Revised Civil Statutes Annotated, as amended from time to time, and any successor to such Act.

“Transfer” shall mean, with respect to any asset or interest or any portion thereof, the mortgage, pledge, hypothecation, transfer, sale, assignment or other disposition of such asset or interest or any right or interest therein whether voluntarily, by operation of law or otherwise and whether directly or indirectly, but shall not include (i) any pledge or hypothecation of any equity interest in any Partner or any of its Affiliates pursuant to any indebtedness outstanding as of the effective date of this Agreement, or (ii) any disposition by any pledgee of any Partner or any of its Affiliates in such entity’s right to receive distributions or dividends.

“Treasury” shall mean the United States Department of the Treasury.

ARTICLE III

PURPOSE

The purposes and business of the Partnership shall be (a) to acquire and operate such convenience stores and related operations as the Partners shall determine, (b) to engage in such other related businesses as the Partners shall determine, (c) to enter into, from time to time, such financing arrangements as the Partners may determine to be necessary, appropriate or advisable to enable the Partnership to accomplish the purposes set forth in clauses (a), (b), and (c) of this sentence, (d) to mortgage, pledge, assign, grant a security interest in, or otherwise encumber, lease, exchange or otherwise dispose of, all or a part of the assets of the Partnership to secure such financing arrangements, (e) engaging in any lawful act or activity for which general partnerships may be formed under the Act and (f) to engage in all activities and to enter into, exercise the rights and enjoy the benefits under, and discharge the obligations of the Partnership pursuant to, all contracts, agreements and documents that may be necessary, appropriate or advisable to enable the Partnership to accomplish the purposes set forth in clauses (a), (b), (c), (d), and (e) of this Article III.

ARTICLE IV

TERM

The term of the Partnership commenced on April 19, 1995 pursuant to that certain Agreement of General Partnership between certain of the Partners and shall continue until terminated as provided in Article XII.

ARTICLE V

PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Partnership shall be at 4433 Baldwin Boulevard, Corpus Christi, Texas 78408, or at such other location as the Partners may determine.

ARTICLE VI

CAPITAL CONTRIBUTIONS AND PURCHASE OF ASSETS

6.1	Capital

6.1.1 Contribution by SSP Holdings. SSP Holdings contributed or caused to be contributed to the Partnership as its capital contribution of certain assets described as Southguard Assets in the Contribution Agreement. This contribution with the contribution acquired as described in 6.1.3 below, results in a 99.99% interest in the Partnership.

6.1.2 Contribution by SSP Services. On November 26, 1996, SSP Services contributed to the Partnership as its capital contribution Three Thousand Five Hundred Dollars ($3,500.00).

6.1.3 SSP Investments. Upon the formation of the SSP Investments, SSP Holdings contributed a .5% general partner interest in the Partnership, to SSP Investments in exchange for a 25% general partner interest and a 74% limited partner interest in the SSP Investments. In accordance with the Contribution Agreement, SSP Investments also acquired another .5% general partnership interest in the Partnership. As of December 31, 1998, Susser Holdings L.L.C. contributed its 75% limited partnership interest in SSP Investments to SSP Holdings, which resulted in SSP Holdings acquiring 100% ownership of SSP Investments, thereby terminating SSP Investments and liquidating its only asset (1% interest in SSP Partners) into SSP Holdings.

6.1.4 Adjustment to Capital Contribution. Any payment made to a Partner pursuant Section 2.08(e)(iii) of the Contribution Agreement shall be treated as an adjustment that reduces its initial capital contribution by the amount of the payment.

6.1.5 Federal Income Tax Reporting. The Partners hereby agree that the Partners and the Partnership will treat the transactions consummated pursuant to Section 6.1.1, 6.1.2, 6.1.3 and 6.1.4 hereof in the following manner for federal income tax purposes:

(a) The Partners shall be treated as making initial capital contributions (net of Assumed Obligations and liabilities to which Contributed Assets are subject) of an equal amount;

(b) Except as provided in this Section 6.1.6, the Partners shall be treated as having transferred the Contributed Assets to the Partnership in exchange for an interest in the Partnership in a transaction subject to Section 721 of the Code; and

The Partners hereby agree that they and the Partnership shall file their federal income tax returns in a manner that is consistent with the foregoing agreements and understandings.

6.2	Additional Capital Contributions

It is the desire of the Partners that, except for the capital contributions described in Section 6.1, all costs and expenses of the Partnership (including, without limitation, general and administrative expenses and capital expenditures) shall be funded out of Partnership cash flow, supplemented, to the extent required, by Partnership borrowings from institutional or other third party lenders consistent with the provisions of this Agreement or from the Partners as Partner Loans made pursuant to Article X.

6.3	No Interest on Capital

No interest shall be paid on any capital contributed to the Partnership.

6.4	Distributions of Property in Kind

In the event the Liquidating Trustee elects to distribute any Partnership assets in kind to the Partners upon dissolution and winding up of the Partnership, such assets shall be valued at their fair market value as determined by the Partners, and shall be distributed in kind to the Partners as tenants-in-common after first determining the respective interests of the Partners in such assets in accordance with the provisions of this Agreement with each Partner accepting a pro rata undivided interest in such assets unless otherwise agreed by the Partners.

6.5	No Withdrawal

No Partner shall be entitled to withdraw any property contributed to the Partnership by such Partner or any amount credited to its Capital Account or receive any distribution from the Partnership except as expressly provided in Articles VI, IX and XII.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

7.1	Board of Directors

7.1.1 General Powers. A board of directors (the “Board of Directors”) is hereby established to provide general policy guidance and advice on all aspects of the Partnership. The Board of Directors may advise the officers to engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Partnership, so long as such activities and contracts may be lawfully carried on or performed by a partnership under the laws of the State of Texas. Full and exclusive authority to direct the affairs of the Partnership is specifically reserved for the Partners, and may be further delegated to the Managing Partner or to the President.

7.1.2 Number, Appointment and Term. The Board of Directors shall consist of not more than ten (10), such actual number to be fixed from time to time by action of the Partners. The number may be increased or decreased by action of the Partners. Directors shall be appointed from time to time by the Partners. Directors shall serve until their earlier resignation or removal. Any Director may resign at any time upon written notice to the Partnership. The Partners may remove any Director, with or without cause.

7.1.3 Meetings

(a) Regular meetings of the Board of Directors shall be scheduled from time to time by the Board of Directors and held without further notice at such times (no less frequently than annually) and at such places as shall be determined by the Board of Directors.

(b) Special meetings of the Board of Directors may be called by the President by giving not less than 48 hours advance notice to each member, which notice shall specify the time, place and purpose of the special meeting. Any member of the Board of Directors may waive notice of any special meeting, whether before or after the time of such meeting. Attendance of a member at a meeting shall constitute a waiver of notice of such meeting.

(c) Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by means of conference telephone call or similar equipment by means of which all individuals participating in the meeting can hear each other.

(d) The Board of Directors shall conduct its proceedings in accordance with such rules at it may from time to time establish and shall keep appropriate records of the actions taken by it.

7.1.4 Quorum: Voting

A majority of the Board of Directors appointed at any one time shall constitute a quorum for the purpose of transacting business. If a quorum is not present at a meeting of the Board of Directors duly called in accordance with Section 7.1.3, the meeting may be rescheduled by the President or either Authorized Representative by giving at least two days’ prior written notice thereof to each of the members.

7.1.5 The Board of Directors may be entitled to compensation from the Partnership for services performed as a member of the Board of Directors as determined by the Partners.

7.2	Managing Partner

7.2.1 General Powers and Reservation of Authority. The Managing Partner is hereby established to manage all aspects of the Partnership on behalf of the Partners. Except with respect to those matters which by the terms of this Agreement are specifically reserved for decision, vote or approval by the Partners, the Managing Partner shall have full and exclusive authority to control, manage and direct the business and affairs of the Partnership for the purposes set forth in Article III. Each decision of the Managing Partner in accordance with this Agreement shall be binding on the Partnership and each of the Partners. The officers of the Partnership shall manage the day-to-day affairs of the Partnership. The Managing Partner may direct the officers to engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Partnership, so long as such activities and contracts may be lawfully carried out or performed by a partnership under the laws of the State of Texas.

7.3	Officers of the Partnership

7.3.1 In General.

(a) The officers of the Partnership shall be a Chief Executive Officer, a President, a secretary, and a chief financial officer. One individual may hold one or more offices. The Partnership may also have, at the discretion of the Managing Partner, one or more vice presidents, one or more assistant secretaries, one or more treasurers or assistant treasurers, and such other officers as may be appointed in accordance with the provisions of this Section 7.3. Any number of offices may be held by the same Person.

(b) The officers of the Partnership shall be chosen by the Managing Partner, and each shall serve at the pleasure of the Managing Partner.

(c) Any officer of the Partnership may be removed, either with or without cause, by the Managing Partner, at any regular or special meeting of the Managing Partner, or by any officer upon whom such power of removal may be conferred by the Managing Partner. Any officer may resign at any time by giving written notice to the Partnership. Any such resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice, and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Partnership under any contract to which the officer is a party.

(d) Any vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled by the Managing Partner as it shall deem appropriate.

(e) The Chief Executive Officer (“CEO”) shall be the principal executive officer of the Partnership. The CEO shall have such duties and powers as prescribed by this Agreement and by the Managing Partner.

(f) In the absence or disability of the CEO, any officer designated by the Managing Partner shall perform all the duties of the CEO, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the CEO.

(g) Any vice presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by this Agreement, the Managing Partner, or the CEO.

(h) The secretary shall keep or cause to be kept, at the principal executive office or such other place as the Managing Partner may direct, a book of minutes of all meetings and actions of the Managing Partner and Partners of the Partnership, with the time and place of holding, whether regular, special, and, if special, how authorized, the notice given, the identity of those present or represented at meetings, and the record of proceedings. The secretary shall give, or cause to be given, upon proper request therefor, notice of all meetings of the Partners required hereby to be given, and shall perform such other duties as may be prescribed by this Agreement, the Managing Partner, or the CEO.

(i) The CEO shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business of the Partnership, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, and capital and such other matters as may be required by this Agreement. The CEO shall deposit all moneys and other valuables in the name and to the credit of the Partnership, with such depositories as may be designated by the Managing Partner, shall disburse the funds of the Partnership as may be directed by the Managing Partner, shall render to the CEO and the Managing Partner, whenever they request it, an accounting of all of his transactions as CEO and of the financial condition, results of operations, and cash flows of the Partnership, and shall have such other powers and perform such other duties as may be prescribed by this Agreement, the Managing Partner, or the CEO.

7.3.2 General Powers of the Officers.

(a) CEO

1. The Partnership shall employ at all times a CEO to act as the chief executive officer of the Partnership. Subject to the provisions of Section 7.3.1(b) hereof, the CEO shall be selected by the Managing Partner from time to time and shall be supervised by, and be subject to the control and authority of, the Managing Partner. Except as otherwise provided herein and subject to such limitations as the Managing Partner may impose from time to time, the CEO shall be authorized and empowered to manage, administer and operate the business and affairs of the Partnership for the purposes set forth in Article III. Without limitation of the foregoing, the CEO shall be authorized and empowered, except as otherwise provided herein and subject to such limitations as the Managing Partner may impose from time to time, to perform or cause to be performed, at the Partnership’s expense and in its name, all operational functions relating to the business of the Partnership on a day-to-day basis consistent with this Agreement.

2. Except as to actions of the CEO undertaken in accordance with the provisions of this Agreement, no Person (except the Partners acting together) shall have authority to act for or on behalf of, or to assume any obligation or responsibility on behalf of, the Partnership without the approval of the Managing Partner. Any action taken by the CEO for or on behalf of the Partnership in compliance with this Agreement shall be binding on the Partnership and each Partner.

3. In addition to his duties set forth in this Agreement, the CEO shall have such specific duties as are assigned to him from time to time by the Managing Partner.

4. Whenever any emergency arises which may jeopardize human life or materially and adversely affect the business or property of the Partnership and the action necessary to alleviate such emergency would otherwise require approval by the Managing Partner, the CEO shall have the right to take necessary and appropriate action without such approval, but shall advise the Managing Partner of such action as soon as practicable.

5. The authority of the CEO is limited to that which is specifically given by the Managing Partner or set forth in this Agreement. No other authority is given or implied with respect to the CEO.

(b) President

1. The Partnership may employ a President to act as an officer of the Partnership. Subject to the provisions of Section 7.3.1(b) hereof, the President shall be selected by the Managing Partner from time to time and shall be supervised by, and be subject to the control and authority of, the Managing Partner. Except as otherwise provided herein and subject to such limitations as the Managing Partner may impose from time to time and to those powers reserved for the CEO, the President shall be authorized and empowered to manage, administer and operate the business and affairs of the Partnership for the purposes set forth in Article III. Without limitation of the foregoing, the President shall be authorized and empowered, except as otherwise provided herein and subject to such limitations as the Managing Partner may impose from time to time and to those powers reserved for the CEO, to perform or cause to be performed, at the Partnership’s expense and in its name, all operational functions relating to the business of the Partnership on a day-to-day basis consistent with this Agreement.

2. In addition to his duties set forth in this Agreement, the President shall have such specific duties as are assigned to him from time to time by the Managing Partner.

3. Whenever any emergency arises which may jeopardize human life or materially and adversely affect the business or property of the Partnership and the action necessary to alleviate such emergency would otherwise require approval by the Managing Partner or CEO, the President shall have the right to take necessary and appropriate action without such approval, but shall advise the Managing Partner of such action as soon as practicable.

4. The authority of the President is limited to that which is specifically given by the Managing Partner or set forth in this Agreement. No other authority is given or implied with respect to the President.

7.3.3 Certain Restrictions. Except as otherwise provided in Section 7.3.4 of this Agreement (with respect to the CEO), neither the CEO nor any other officer of the Partnership shall have any authority or power, without the specific authorization of the Managing Partner, to take any actions reserved exclusively to the Managing Partner pursuant to this Agreement.

7.3.4 Delegation of Authority to CEO. The CEO shall generally have the authority and responsibility to diligently perform all of the duties and obligations imposed on the CEO by this Agreement, by the Managing Partner in good faith and to the best of his ability, and to perform all such other activities as may be reasonable and necessary in connection with the business of the Partnership and matters related thereto; provided, however, that the authority of the CEO shall be subject to the provisions of Section 7.2.1 enumerating powers reserved exclusively to the Managing Partner.

7.4	Liability and Indemnification of Partners or Officers

7.4.1 Liability of Partner, Director or Officer. No Partner, member of the Board of Directors, or officer of the Partnership will be liable, responsible or accountable in damages or otherwise to the Partnership for any expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or it in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative if he or it acted in good faith and in a manner he or it reasonably believes or believed to be in or not opposed to the best interests of the Partnership (and, with respect to any criminal action or proceeding, as to which he or it had no reasonable cause to believe his or its conduct was unlawful).

No Partner, member of the Board of Directors, or officer of the Partnership will be liable to the Partnership for any action of any employee or agent of the Partnership (other than any such officer in his capacity as an employee).

Any amendment, modification or repeal of this Section 7.4 or any provisions hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership of the Partners, members of the Board of Directors, or officers of the Partnership under this Section 7.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal regardless of when such claims may arise or be asserted.

7.4.2 Indemnification. The Partnership shall indemnify and hold harmless each Partner and its officers, directors, shareholders, agents, and employees and officers of the Partnership (collectively, “Indemnitees” and each, an “Indemnitee”) from and against any claims, liabilities, losses, and expenses suffered or sustained by any of such Persons, including, without limitation, any judgment, settlement, reasonable attorneys’ fees, and other costs or expenses incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative if he or it acted in good faith and in a manner such Indemnitee reasonably believes or believed to be in or not opposed to the best interests of the Partnership (and, with respect to any criminal proceeding, as to which such Indemnitee had no reasonable cause to believe his or its conduct was unlawful); and provided further, that any indemnity under this Section 7.4.2 shall be paid solely out of and to the extent of Partnership assets and shall not be a personal obligation of any Partner.

To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by any Person who is entitled to indemnification pursuant to this Section 7.4.2 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of such Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 7.4.2.

The indemnification provided for by this Section 7.4.2 shall be in addition to any other rights to which an Indemnitee shall be entitled under any agreement, as a maker of law, or otherwise. No amendment, modification or repeal of this Section 7.4.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.4.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to makers occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.4.3 Insurance. The Partnership may purchase and maintain (or reimburse the Partners for the cost of) insurance on behalf of the Partners, member of the Board of Directors, officers of the Partnership and such other Persons as the Financing Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability pursuant to the provisions of this Agreement.

7.5	Appointment, Removal and Replacement of President

The Partnership’s initial CEO and President shall be Sam L. Susser. Subject to the provisions of Section 7.3.1 (b) hereof, the Managing Partner may remove and replace the President from time to time as it may determine in accordance with the provisions of Section 7.3.1.

7.6	Compensation of Officers

Officers of the Partnership shall be entitled to receive such compensation from the Partnership and shall participate in such equity incentive and bonus plans as the Managing Partner may approve from time to time. No Partner shall pay or offer to pay any fees or compensation to any officers of the Partnership for service’s performed as officers of the Partnership with respect to business of the Partnership, it being understood and agreed that all such fees and compensation shall be payable solely by the Partnership.

7.7	Title to Partnership Assets

Title to all Partnership assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner shall have any ownership interest therein. Title to any and all Partnership assets shall be held in the name of the Partnership to the extent practicable.

ARTICLE VIII

ALLOCATION OF INCOME AND LOSS

8.1	Allocations of Net Income and Net Loss

8.1.1 In General. Except as otherwise provided in this Section 8.1, Net Income and Net Loss (including each item of income, gain, deduction, and loss of the Partnership taken into account in computing Net Income or Net Loss) of the Partnership for each fiscal year shall be allocated among the Partners pro rata in accordance with their respective Percentage Interests.

8.1.2 Transfers of Partnership Interests

(a) If any Partnership Interest is transferred during any fiscal year of the Partnership, each item of income, gain, loss, deduction, or credit of the Partnership for such year shall be assigned prorata to each day in the particular period of such year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item assigned to any such day shall be allocated to the Partners based upon their respective interests in the Partnership at the close of such day. For the purpose of accounting convenience and simplicity, to the extent permissible by applicable law, the Partnership shall treat a transfer of, or an increase or decrease in, an interest in the Partnership which occurs at any time during a monthly period (commencing with the monthly period including the date hereof) as having been consummated on the first day of such monthly period, regardless of when during such monthly period such transfer, increase, or decrease actually occurs (i.e., sales and dispositions made during the month will be deemed to have been made on the first day of the month).

(b) Notwithstanding any provision herein to the contrary, gain or loss of the Partnership realized in connection with a sale or other disposition of any of the assets of the Partnership shall be allocated solely to the Partners owning interests in the Partnership as of the date such sale or other disposition occurs.

(c) No provision of this Agreement shall be construed to give the transferee or transferor of a Partnership Interest the right to cause the Partnership to close its books on an interim basis.

(d) Notwithstanding any provision herein to the contrary, if the Managing Partner shall, in its sole discretion, determine that a different method of allocating items of income, gain, loss, deduction, or credit of the Partnership between a transferee and a transferor of a Partnership Interest than is provided for in this Section 8.1.2 is required by

Section 706 of the Code, the Managing Partner shall allocate such items between the transferor and the transferee in the manner that it has determined is required by Section 706 of the Code.

8.1.3 Certain Special Allocations.

(a) The Partner Nonrecourse Deductions for each fiscal year shall be allocated to the Partner that bears the economic risk of loss (within the meaning of Treasury Regulation § 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable. If more than one Partner bears the economic risk of loss for a Partner Nonrecourse Debt, any Partner Nonrecourse Deductions attributable thereto shall be allocated among such Partners in accordance with the ratios in which such Partners share the economic risk of loss for such Partner Nonrecourse Debt.

(b) If there is a net decrease during a fiscal year in Partner Nonrecourse Minimum Gain, then any Partner with a share of the Partner Nonrecourse Minimum Gain at the beginning of such Fiscal Year shall be allocated items of Partnership income and gain (as specified in Treasury Regulation § 1.704-2(i)(4) for such fiscal year, (and, if necessary, for subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in the Partner Nonrecourse Minimum Gain. It is the intention of the Partners that this Section 8.1.3(b) be construed as Partner Nonrecourse Debt “minimum gain chargeback” provision under Treasury Regulation § 1.704-2(i)(4) and be interpreted consistently with such regulation to effectuate such intent.

8.1.4 Other Allocation Rules. The Partners are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Partnership income, gain, deductions and loss for income tax purposes.

8.2	Compliance with Section 704(c)

The Partners understand that Section 704(c) of the Code requires that the income, gain, loss, and deduction with respect to any Contributed Property must be allocated among the Partners in a manner that takes into account the difference between the property’s adjusted tax basis and fair market value at the time of contribution. Accordingly, notwithstanding Section 8.1 hereof or any other provision of this Agreement to the contrary, the Partners hereby agree that their distributive shares of such items shall be separately determined for federal income tax purposes and allocated between them in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder. For purposes of applying Section 704(c) to the Contributed Assets, (a) the Partnership shall use the remedial allocation method set forth in Treasury Regulation §1.704-3(d), (b) in applying the remedial method to any depreciable Contributed Assets, the Partnership shall, in accordance with Treasury Regulation §1.704(d)(2) (last sentence), depreciate any difference between the Agreed Value and tax basis of any such depreciable Contributed Asset under the alternative depreciation system set forth in section 168(g), and (c) the Partnership shall treat any Contributed Asset that constitutes goodwill as nondepreciable property.

8.3	Capital Accounts

8.3.1 In General. A separate Capital Account shall be established and maintained for each Partner in accordance with Treasury Regulation §1.704-1(b)(2)(iv). A Partner’ s Capital Account shall be credited with (a) the amount of any capital contribution made by or on behalf of such Partner in cash, (b) the Agreed Value (net of liabilities that the Partnership considered to assume or take subject to under Code Section 752) of any property contributed to the Partnership by or on behalf of such Partner, and (c) allocations to such Partner of Partnership Net Income and other items of income and gain pursuant to Section 8.1 hereof and any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. A Partner’s Capital Account shall be debited with (i) the amount of any cash and the fair market value of property distributed to such Partner (net of liabilities that such Partner is considered to assume or take subject to under Code Section 752), (ii) allocations to such Partner of Partnership Net Loss and other items of loss or deduction (including Partner Nonrecourse Deductions) pursuant to Section 8.1 hereof and any other item required to be debited for proper maintenance of capital accounts pursuant to the Treasury Regulations under Section 704(b) of the Code, and (iii) allocations to such Partner of any expenditures of the Partnership described in Code Section 705(a)(2)(B), including any nondeductible taxes paid by the Partnership.

8.3.2 Distribution of Property. If any property other than cash is distributed to a Partner, the Capital Accounts of the Partners shall be adjusted effective immediately before such distribution is made (to the extent not reflected previously in the Capital Accounts) to reflect the manner in which Net Income or Net Loss would be allocated among the Partners under Section 8.1 hereof if the property had been sold by the Partnership for a price equal to its fair market value on the date of distribution.

8.4	Meaning of Certain Tax Related Terms

As used in this Agreement, the following terms shall have the respective meanings assigned or referred to below:

“Net Income and Net Losses” shall mean, for each fiscal year or other period, an amount equal to the net income or net loss, respectively, of the Partnership as reported by the Partnership for federal income tax purposes for such fiscal year (or other period), except that (a) items of income, gain, loss, and deduction relating to Partnership property shall be computed with reference to the property’s Carrying Value in accordance with the Treasury Regulations under Sections 704(b) and (c) of the Code, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value, (b) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss, and any related expenses not allowed as a deduction pursuant to Code Section 265 shall be subtracted from such taxable income or loss, and (c) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704(b) and not otherwise taken into account under this definition shall be subtracted from such income or loss.

“Partner Nonrecourse Debt” shall have the meaning given in Treasury Regulation 1.704-2(b)(4).

“Partner Nonrecourse Deduction” for any fiscal year with respect to a Partner Nonrecourse Debt shall mean an amount equal to the excess, if any, of the net increase in the amount of Partner Nonrecourse Minimum Gain during such fiscal year attributable to such Partner Nonrecourse Debt over the aggregate amount of any distributions of proceeds of the Partner Nonrecourse Debt allocable to an increase in such Partner Nonrecourse Minimum Gain made during such fiscal year to the Partner bearing the economic risk or loss with respect to such Partner Nonrecourse Debt. Partner Nonrecourse Deductions shall consist of deductions determined in a manner consistent with the principles of Treasury Regulation § 1.704-2(i).

“Partner Nonrecourse Minimum Gain” shall mean the amount computed in accordance with Treasury Regulation § 1.704-2(i)(3).

ARTICLE IX

DISTRIBUTIONS

9.1	Cash Distributions to the Partners

The Managing Partner shall review, at least quarterly, the cash position of the Partnership. After considering future cash requirements and cash reserves necessary to implement the business plan as well as the cash reserves that are deemed reasonably necessary by the President, the Managing Partner shall instruct the President to distribute any surplus cash in such amounts as the Managing Partner shall determine in its discretion to the Partners in accordance with their Percentage Interests. Notwithstanding anything in this Agreement to the contrary other than Section 9.2 hereof, unless otherwise agreed by the Partners, no distributions shall be made by the Partnership to the Partners until all principal and interest is paid in full on all outstanding Partner Loans.

9.2	Distributions to Pay Income Taxes

9.2.1 In General. With respect to each quarter of any fiscal year, the Partnership, to the extent of Available Cash, shall distribute to the Partners in proportion to their Percentage Interests one-quarter of the total cash that the Partnership estimates (based on projections of the net taxable income that will be allocated to each Partner for the fiscal year in which such quarter is included) must be distributed to the Partners in order to prevent any Partner from having a Cash Flow Shortfall for such fiscal year. The distributions required to this Section 9.2.1 shall be made at the times specified below:

(a) Any distribution required with respect to the first quarter of a fiscal year shall be made by April 15 of that year;

(b) Any distribution required with respect to the second quarter of a fiscal year shall be made by June 15 of that year;

(c) Any distribution required with respect to the third quarter of a fiscal year shall be made by September 15 of that year; and

(d) Any distribution required with respect to the fourth quarter of a fiscal year shall be made by January 15 of the immediately following fiscal year.

9.2.2 Distribution to Eliminate Cash Flow Shortfall. If as of the end of the first quarter of any fiscal year any Partner has a Cash Flow Shortfall with respect to the immediately preceding fiscal year, then within 15 days of the end of such quarter the Partnership, to the extent of Available Cash, shall distribute additional cash to the Partners in proportion to their Percentage Interests until any Partner with such a Cash Flow Shortfall has been distributed additional cash equal to such Cash Flow Shortfall.

9.2.3 Meaning of Certain Terms. As used in this Agreement, the following terms shall have the respective meanings assigned or referred to below:

“Cash Flow Shortfall” means, with respect to any fiscal year, the amount, if any, determined as of the end of the first quarter of the immediately following fiscal year by which (a) the product of (i) a Partner’s share of the Partnership’s net taxable income for the immediately preceding taxable year and (i) the highest effective income tax rate applicable to the taxable income allocated to such Partner for such year exceeds (b) the total cash that has been distributed to such Partner pursuant to Section 9.1 and Section 9.2.1 hereof during such first quarter and the immediately preceding three quarters. For purposes of the preceding sentence, the highest effective income tax rate applicable to any taxable income allocated to a Partner shall equal the highest combined federal, state, and local income tax rate applicable to any portion of the taxable income allocated to that Partner.

“Available Cash” shall mean, at the time of determination, the sum of (a) all Partnership receipts derived from the conduct of the Partnership’s business (excluding capital contributions, Partner Loans, and proceeds from the sale of all or substantially all of the Partnership’s assets) reduced by (i) such amount as is necessary to pay the current operating expenses and debt service of the Partnership, and (ii) such reserves for the reasonable needs of the Partnership’s business as the Managing Partner shall reasonably determine, including reserves for replacements, capital improvements and additions, and (b) any additional funds that the Partnership could borrow on commercially reasonably terms from third parties.

9.3	In-Kind Distribution

If any assets of the Partnership shall be distributed in kind under Article IX such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportion as such Partners would have been entitled to cash distributions.

9.4	Waiver of Right to Partition

No Partner shall be entitled to demand and receive property other than cash in return for its capital contributions to the Partnership, and, to the maximum extent permissible under applicable law, each Partner hereby waives all right to partition the assets of the Partnership.

9.5	No Priority

No Partner shall have any priority over any other Partner as to the return of its contributions to the capital of the Partnership or as to compensation by way of income.

ARTICLE X

PARTNER LOANS TO THE PARTNERSHIP

Subject to the approval of the Managing Partner, the Partnership and either Partner may enter into one or more agreements providing for a loan or loans to the Partnership or advances of money on behalf of the Partnership in order to satisfy all or a part of the then existing cash requirements of the Partnership. Any loan or advance made by a Partner pursuant to this Article X (a “Partner Loan”) shall not be deemed an increase in or contribution to the capital account of the lending Partner or entitle such lending Partner to any greater proportion of the gains or losses which the Partnership may sustain. Each Partner Loan shall, unless otherwise agreed by the Partnership and the Advancing Partner, bear interest, payable quarterly, at the rate per annum agreed to by the Partner and the Partnership. Unless otherwise agreed by the parties, all payments on Partner Loans shall be applied first to accrued interest and second to outstanding principal. All Partner Loans shall be evidenced by promissory notes of the Partnership. All Partner Loans shall be payable without premium or penalty.

ARTICLE XI

NO TRANSFERS OF INTERESTS OF PARTNERS

11.1	Transfers Restricted

A Partner may not transfer any part of its Partnership Interest without the prior consent of the Partners.

ARTICLE XII

DEFAULT AND DISSOLUTION

12.1	Events of Default

The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder on the part of the Partner with respect to which such event occurs (the “Defaulting Partner”) if within 30 days following notice of such default from the other Partners (the “Non-Defaulting Partner”) the Defaulter fails to make such payment, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default; provided; however, that the occurrence of any of the events described in clauses (c) through (j) below shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time except as specifically set forth in any such clause:

(a) the violation by a Partner (or with respect to a Partner) of any of the restrictions set forth in Article XI;

(b) the failure of a Partner’s transferee to assume in writing and agree to be bound by such Partner’s obligations, as provided in Section 11.1;

(c) institution by a Partner of proceedings of any nature under any laws of the United States or of any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Partner is seeking relief as debtor (including, without limitation, proceedings seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for such Partner or a substantial portion of its property, assets or business or to effect a plan or other arrangement with the creditors of such Partner);

(d) a general assignment by a Partner for the benefit of creditors or the filing by a Partner of any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against such Partner in any bankruptcy, insolvency or similar proceeding;

(e) the institution by a Partner of a proceeding under any section or chapter of the Bankruptcy Code or any other bankruptcy, insolvency or other similar law as now existing or hereafter amended or becoming effective,

(f) the commencement of involuntary proceedings or the filing of an involuntary petition against a Partner under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law, which proceeding or petition shall not be dismissed within 60 days after the commencement or filing thereof, as the case may be;

(g) a proposed plan of arrangement or other action by a Partner’s creditors taken as a result of a general meeting of the creditors of such Partner;

(h) the appointment of a receiver, trustee, custodian or like officer for a Partner or of a substantial part of the property, assets or business of a Partner, which receivership, trusteeship, custodianship, as the case may be, remains undischarged and undismissed for a period of 30 days from the date of its imposition;

(i) admission by a Partner in writing of its inability to pay its debts as they mature;

(j) attachment, execution or other judicial seizure of all or any substantial part of a Partner’s assets or of all or any part of such Partner’s Partnership Interest if such attachment, execution or seizure relates to an amount in excess of the lesser of (x) $1,000,000 and (y) 15% of such Partner’s net worth and remains undismissed or undischarged for a period of 45 days after the levy thereof, provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if such Partner posts a bond sufficient to fully satisfy the amount of such claim or judgment within 45 days after the levy thereof and such Partner’s assets are thereby released from the lien of such attachment, execution or seizure;

(k) the material breach by any Partner of this Agreement; and

(l) the use by any Partner of Partnership funds for purposes other than as provided for in this Agreement.

12.2	Causes of Dissolution

The Partnership shall be dissolved and its business wound up on the earliest to occur of,

(a) December 31, 2025;

(b) the written direction of all the Partners determining that the Partnership should be dissolved,

(c) the Partnership or any Partner having been adjudicated bankrupt;

(d) the occurrence of an Event of Default and the Non-Defaulting Partner electing to dissolve the Partnership;

(e) the sale or other disposition of all or substantially all of the Partnership’s assets; or

(f) the death, insanity, bankruptcy, retirement, resignation, expulsion or other event of withdrawal of any Partner from the Partnership; provided that in the event of a dissolution due to the withdrawal of a Partner, the Partnership shall continue and shall not be wound up, if within ninety (90) days of such withdrawal, all of the remaining partners agree to continue the Partnership.

12.3	Dissolution and Winding Up

Unless the Partners agree to continue the Partnership in accordance with Section 12.2 after a dissolution due to the withdrawal of a Partner, on the dissolution and winding up of the Partnership, the following shall occur:

(a) an accounting shall be made of the Partnership, the capital account of each Partner and the assets, liabilities and operations of the Partnership from the date of the last accounting period by the terms hereof to the date of such dissolution;

(b) the Managing Partner (or the Non-Defaulting Partner in the case of an Event of Default) shall act as Liquidating Trustee, and shall, unless the Partners otherwise agree, first make a reasonable effort to sell the business of the Partnership as an ongoing business, and then liquidate the business of the Partnership in an orderly manner, in which case, all or part of the assets, as determined by the Liquidating Trustee, shall be sold and the proceeds thereof distributed in the following order of priority unless otherwise required by mandatory provisions of applicable law:

(i) First, to the payment of creditors of the Partnership, other than the Partners, in the order of priority provided by law;

(ii) Second, to the pro rata payment to the Partners for Partner Loans in accordance with this Agreement; and

(iii) Third, to the Partners in accordance with their Percentage Interests; provided, however, that the Liquidating Trustee may place in escrow a reserve of cash or other assets of the Partnership for contingent liabilities in an amount determined by the Liquidating Trustee as appropriate for such purposes;

(c) during the period of liquidation all Partners shall continue to share all economic attributes of the Partnership attributable to their interest in the Partnership in the same manner and proportion as before the liquidation;

(d) the Liquidating Trustee, and all agents, officers, directors, partners, (if any) of the Liquidating Trustee, shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever, arising out of or incidental to the taking of any action authorized under, or within the scope of this Article MI, or to any officer or director thereof while the Liquidating Trustee was so acting; provided, however, that neither the Liquidating Trustee nor any officer or director thereof shall be entitled to indemnification hereunder where the claim at issue arose out of the following:

(i) a matter entirely unrelated to the duties of the Liquidating Trustee under the provisions of this Section 12.3;

(ii) the proven gross negligence or willful misconduct of the Liquidating Trustee, or any officer or director thereof, or

(iii) the proven breach by the Liquidating Trustee of its obligations under this Section 12.3.

The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights and remedies to which the Liquidating Trustee, or any officer or director thereof, shall be entitled, at law or in equity.

ARTICLE XIII

ACCOUNTING; BOOKS AND RECORDS, AND REPORTS 11

13.1	Fiscal Year

The fiscal year and taxable year of the Partnership shall end on the Sunday closest to December 31 of the calendar year and the succeeding fiscal year shall commence on the Monday immediately following such date.

13.2	Books and Records

The Partnership shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with generally accepted accounting principles consistently applied applicable in the United States (except as agreed by the Managing Partner or as mandated under the Code). Such books and records shall be maintained, for financial reporting purposes, on the accrual basis and, to the extent possible, shall, at all times, be kept at the principal office of the Partnership and shall be open during reasonable business hours for the reasonable inspection and examination by the Partners and their authorized agents and representatives, who shall have the right to make copies thereof.

13.3	Reports

Within 30 days following the end of each month, the Partnership shall cause to be prepared and submitted to each Partner an unaudited balance sheet and an unaudited income statement of the Partnership. In addition, as soon as practicable, but in no event later than 100 days after the close of each fiscal year of the Partnership, the Partnership shall cause to be delivered to each Partner, in respect of the immediately preceding fiscal year, an audited balance sheet of the Partnership as of the end of, and the related audited statements of income, reinvested earnings and changes in financial position for, such fiscal year prepared in accordance with generally accepted accounting principles consistently applied and accompanied by a report thereon of any nationally recognized firm of independent public accountants selected by the Managing Partner to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly the Partnership’s financial position, results of operation and changes in financial position. Also, the Partnership shall furnish to each Partner such other information (including financial projections) respecting the properties, business affairs and financial condition and/or operations of the Partnership as such Partner may from time to time reasonably request.

13.4	Taxes, Tax Returns, and Tax Information

(a) The Partnership shall arrange for the preparation and timely filing of all Federal, state, and local tax returns required of the Partnership and shall comply with all of its Federal, state, and local tax obligations.

(b) As soon as practicable after the end of each fiscal year, the Partnership shall cause to be delivered to the Partners such information as shall be necessary, including a Schedule K-l, for the preparation by the Partners of their Federal, state and local income and other tax returns.

(c) The Partnership shall furnish to each Partner a copy of each Federal income tax return, for review and approval by such Partner at least 30 days (or such shorter period as the Partners may agree) prior to the anticipated filing date of such return.

13.5	Tax Elections

Except as otherwise provided in this Agreement, all elections (and revocations or alteration of elections) for federal income tax purposes will be made by the Managing Partner.

13.6	Tax Matters Partner

The Partners designate SSP Holdings as the tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code and authorize the President to take any and all action necessary to confirm such designation. As the tax matters partner, SSP Holdings shall be authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by tax authorities, including any resulting judicial and administrative proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner hereby agrees to cooperate with the tax matters partner and to do or refrain from doing any and all things reasonably required by the tax matters partner to conduct such proceedings. The tax matters Partner shall keep the other Partners informed of all material examinations and proceedings applicable to the Partnership.

ARTICLE XIV

PARTNERSHIP FUNDS AND BANK ACCOUNTS

The Partnership shall open and maintain (in the name of the Partnership) a separate bank account or accounts in banks or savings and loan associations, the deposits of which within certain statutory limits are insured by an agency of the United States government, in which shall be deposited all funds of the Partnership. The funds of the Partnership shall not be commingled with the funds of any other Person. Withdrawals from such account or accounts shall be made upon the signature or signatures of such person or persons as the Managing Partner shall designate. The funds of the Partnership shall be invested and reinvested in accordance with such investment policies and guidelines as the Managing Partner may from time to time adopt, except that no such funds may be invested in connection with any acts otherwise prohibited by this Agreement.

ARTICLE XV

NOTICES

Whenever any notice is required or permitted to be given under any provision of this Agreement such notice shall be in writing, signed by or on behalf of the person giving the notice and shall be deemed to have been given on the earlier to occur of (i) actual delivery or (ii) three business days after mailing by certified mail, postage prepaid, return receipt requested, addressed to the person or persons to whom notice is to be given as follows (or at such other address as shall be stated in a notice similarly given):

(a) if to SSP Holdings, such notice shall be given at the following address:

Mr. Sam L. Susser

SSP Holdings Limited Partnership

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

with an additional copy to:

Mr. E. V. Bonner, Jr.

Porter, Rogers, Dahlman & Gordon, P.C.

800 N. Shoreline, Suite 800

Corpus Christi, Texas 78401

(b) if to SSP Services, such notice shall be given at the following address:

Mr. Sam L. Susser

SSP Services L.P.

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

with an additional copy to:

Mr. E. V. Bonner, Jr.

Porter, Rogers, Dahlman & Gordon, P.C.

800 N. Shoreline, Suite 800

Corpus Christi, Texas 78401

(c) if to the Partnership, such notice shall be given at the following address:

SSP Partners

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Attention: Sam L. Susser

with an additional copy to:

Mr. E. V. Bonner, Jr.

Porter, Rogers, Dahlman & Gordon, P.C.

800 N. Shoreline, Suite 800

Corpus Christi, Texas 78401

ARTICLE XVI

AMENDMENTS AND WAIVERS

No amendment, modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by the Partners. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other condition or subsequent breach, whether of like or different nature.

ARTICLE XVII

APPLICABLE LAWS

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

ARTICLE XVIII

PRIOR AGREEMENTS SUPERSEDED

This Agreement, constitutes the entire agreement of the Partners pertaining to the subject matter hereof and supersedes in its entirety all prior agreements, whether written or oral, between the parties hereto.

ARTICLE XIX

TIME OF THE ESSENCE

Time is of the essence in the performance of all of the obligations of the Partners provided for in this Agreement.

ARTICLE XX

MISCELLANEOUS PROVISIONS

20.1	Titles and Captions

All Article and Section titles or captions in this Agreement are for convenience and reference only, shall not affect the meaning of any provision of this Agreement, and shall not be taken into account in construing any such provision.

20.2	Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

20.3	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the irrespective successors and permitted assigns.

20.4	Further Assurances

The parties hereto shall execute and deliver all documents and instruments, provide all information and take such action as may be reasonably necessary.

20.5	Creditor

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

20.6	Exercise of Rights

No failure or delay on the part of any Partner or the Partnership in exercising any right, power or privilege hereunder and no course of dealing among the Partners or among the Partners and the Partnership shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other/or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Partner or the Partnership would otherwise have at law or in equity or otherwise.

20.7	Waiver

Neither a waiver by a Partner of a breach or of a default under any provision of this Agreement, nor the failure of a Partner, on one or more occasions, to enforce any provision of this Agreement or to exercise any right, remedy or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or a waiver of any such provisions, rights, remedies or privileges hereunder.

20.8	No Agency

Except as specifically provided herein or by mandatory provision of applicable law, this Agreement shall not cause one Partner to become the agent or legal representative of the other Partner. Except as otherwise specifically provided in this Agreement, no Partner shall have any authority to act for, or to assume any obligation or responsibility of, the other Partners or the Partnership.

20.9	Attorneys’ Fees

If any Partner commences an action against the other Partners to interpret or enforce any of the terms of this Agreement or for damages or default by such other Partners, the losing or defaulting Partner shall pay to the prevailing Partners all reasonable fees, costs and expenses (including the reasonable fees and expenses of attorneys and witnesses) incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment; provided, however, in the event there is no clear prevailing party, such fees, costs and expenses shall be borne as determined by the court and not by a jury, and in any event the amount of such fees, costs and expenses shall be determined by the court and not by a jury.

20.10	Interpretation

In this Agreement, unless a contrary intention appears, the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. No provision of this Agreement xshall be interpreted or construed against any Partner solely because that Partner or its legal representative drafted such provision.

20.11	Severability

If any provision in this Agreement is or becomes invalid, illegal or unenforceable in any respect, the invalid, illegal or unenforceable provision shall be reformed so as to accomplish as nearly as practicable the intent and purpose of this Agreement in a manner which is valid, legal and enforceable and the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have subscribed to this Agreement as of the date and year first above written.

SSP HOLDINGS LIMITED PARTNERSHIP
By: S Interests Inc., its general partner

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President

SSP SERVICES L.P.
By: SSP Holdings Limited Partnership, its general partner
By: S Interests Inc., its general partner

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President